PREFERRED APARTMENT COMMUNITIES, INC.
2011 CLASS B UNIT
AWARD AGREEMENT

This 2011 Class B Unit Award Agreement ("Agreement") made as of the date set forth below among Preferred Apartment Communities, Inc., a Maryland corporation (the "Company"), its subsidiary, Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the "Partnership"), and the person identified below as the grantee (the "Grantee").

Recitals

A.          Grantee is an officer of the Company and provides services to the Partnership.

B.           The Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") approved this award (this "Award") pursuant to the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 18, 2011, as amended, restated and supplemented from time to time hereafter (the "Partnership Agreement"), to provide officers of the Company,  including the Grantee, in connection with their service, with the incentive compensation described in this Agreement, and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its affiliates, including the Partnership. This Award was approved by the Committee pursuant to authority delegated to it by the Board as set forth in the Partnership Agreement to make grants of Class B Units (as defined in the Partnership Agreement).

C.           This Agreement evidences an award of Class B Units that have been authorized for issuance under the Partnership Agreement.

D.           Effective as of the Effective Date, the Committee has made an award to the Grantee of the number of Class B Units (the "Award Class B Units") set forth in Schedule A in lieu of any reimbursement for annual cash compensation for 2011 and the number of Award Class B Units was determined based on the anticipated reimbursement amount of annual cash compensation otherwise payable for the benefit of Grantee.

E.           Grantee has agreed to accept the Award Class B Units in lieu of receiving any annual cash compensation for 2011 for services rendered for the benefit of the Company and/or the Partnership.

NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:

1.           Administration.  This Award shall be administered by the Committee which has the powers and authority as delegated by the Board.

2.           Definitions.  Capitalized terms used herein without definitions shall have the meanings given to those terms in the Partnership Agreement.  In addition, as used herein:

"Accounting Firm" has the meaning set forth in Section 8(n).

"Additional Valuation Date" means the last day of each calendar quarter following the Initial Valuation Date.

"Average Capital Account Balance" has the meaning provided in the Partnership Agreement.

"Award Class B Units" has the meaning set forth in the Recitals.

"Baseline Value" means (a) the Initial Baseline Value until the Initial Valuation Date; and (b) thereafter, the Market Capitalization as of the immediately prior Valuation Date.

"Capital Account" has the meaning provided in the Partnership Agreement.

"Change of Control" means:

(i)           Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(ii)          Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's outstanding voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their beneficial ownership, immediately prior to such reorganization, merger or consolidation, of the Company's outstanding voting securities, and (B) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(iii)         Approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition (x) more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's outstanding voting securities entitled to vote generally in the election of directors immediately prior to such sale or other disposition in substantially the same proportion as their beneficial ownership, immediately prior to such sale or other disposition, of the Company's outstanding voting securities, and (y) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors of the Company providing for such sale or other disposition of assets of the Company;

(iv)         The Third Amended and Restated Management Agreement among the Company, the Partnership and Preferred Apartment Advisors, LLC dated May 13, 2011 (as the same may be amended or modified) is terminated for any reason or no reason; or

(v)          The Company's Common Stock no longer being listed on the NYSE/AMEX or other national U.S. stock exchange.

"Class B Units" means the Class B Units authorized pursuant to the Partnership Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" means the Company's common stock, par value $0.01 per share, either currently existing or authorized hereafter.

"Continuous Service" means the continuous service to the Company as an officer, without interruption or termination.  Continuous Service shall not be considered interrupted in the case of:  (A) any approved leave of absence; or (B) any change in status as long as the individual remains an officer of the Company.  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

"Determination" has the meaning set forth in Section 8(n).

"Disability" means, with respect to the Grantee, a "permanent and total disability" as defined in Section 22(e)(3) of the Code.

"Earned Class B Units" means those Vested Class B Units that have been determined by the Committee to have been earned on a Valuation Date based on the extent to which the Market Capitalization Goal Percentage has been achieved as set forth in Section 3(c) or have otherwise been earned under Section 4.

"Effective Date" means the close of business on [_______________], 2011.

"Ending Common Stock Price" means, as of a particular date, the volume weighted average of the closing per share prices of the Common Stock reported by NYSE/AMEX (or other national U.S. stock exchange) for the five (5) consecutive trading days ending on (and including) such date; provided, however, that if such date is the date upon which a Change of Control occurs, the Ending Common Stock Price as of such date shall be equal to the fair value, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Change of Control for one share of Common Stock.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excise Tax" has the meaning set forth in Section 8(n).

"Excise Tax Gross-Up Payment" has the meaning set forth in Section 8(n).

"Family Member" has the meaning set forth in Section 7.

"Forfeited Units" means the aggregate number of Class B Units that were granted to all grantees on the Effective Date that have been forfeited as of a particular date.

"Forfeited Units Percentage" means the percentage calculated by following quotient: (A) the Total Award Units less the Forfeited Units; divided by (B) the Total Award Units.

"Initial Baseline Value" means the Market Capitalization on the Effective Date.

"Initial Valuation Date" means the earlier of (A) [_____________], 2012, or (B) the date upon which a Change of Control shall occur.

"Market Capitalization" means the product of (A) the total number of shares of Common Stock issued and outstanding on the Effective Date as reported by the Company's transfer agent, as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations and the like that have occurred since the Effective Date, and (B) the Ending Common Stock Price as of the Valuation Date.

"Market Capitalization Goal Percentage" means, as of a particular Valuation Date, the percentage calculated by following quotient: (A) the Market Capitalization on the Valuation Date less the Baseline Value; divided by (B) the Target Increase.

"Partial Service Factor" means a factor carried out to the sixth decimal to be used in calculating the Earned Class B Units pursuant to Section 4 in the event of a Qualified Termination of the Grantee's Continuous Service, determined by dividing the number of calendar days that have elapsed since the Effective Date to and including the date of the Grantee's Qualified Termination by 365.

"Partnership Units" or "Units" has the meaning provided in the Partnership Agreement.

"Payment" has the meaning set forth in Section 8(n).

"Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or "group" (as defined in the Exchange Act).

"Plan" means the 2011 Stock Incentive Plan of the Company, as amended.

"Qualified Termination" has the meaning set forth in Section 4(b).

"Securities Act" means the Securities Act of 1933, as amended.

"Separation from Service" means "separation from service" from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)).

"Target Increase" means $[___________] multiplied by the Forfeited Units Percentage.

"Total Award Units" means the total number of Class B Units granted on the Effective Date as set forth in Schedule A.

"Transfer" has the meaning set forth in Section 7.

"Valuation Date" means each of (i) the Initial Valuation Date; (ii) the last business day of each calendar quarter after the Initial Valuation Date until all Award Class B Units have either become Earned Class B Units or have been forfeited pursuant to Section 4 of this Agreement and (iii) the date of a Change of Control if any of the Award Class B Units have not yet become Earned Class B Units for any reason.

"Vested Class B Units" means those Award Class B Units that have fully vested in accordance with the time-based vesting conditions of Section 3(d) or have vested on an accelerated basis under Section 4.

3.           Award.

(a)          The Grantee is granted as of the Effective Date, the number of Class B Units set forth on Schedule A which are subject to forfeiture provided in this Section 3 and Section 4.  The Class B Units will be forfeited unless within ten (10) business days from the Effective Date the Grantee executes and delivers a fully executed copy of this Agreement and such other documents that the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws.

(b)         Award Class B Units may become Vested Class B Units and Vested Class B Units may become Earned Class B Units in the amounts and upon the conditions set forth in this Section 3 and in Section 4, provided that, except as otherwise expressly set forth in this Agreement, the Continuous Service of the Grantee continues through and on each applicable vesting date.

(c)          As soon as practicable following each Valuation Date, but as of the applicable Valuation Date, the Committee will determine:

(i)           the Market Capitalization Goal Percentage;

(ii)          the number of Earned Class B Units to which the Grantee is entitled as of the applicable Valuation Date by multiplying the Market Capitalization Goal Percentage by the number of Vested Class B Units (with the resulting number being rounded to the nearest whole Class B Unit or, in the case of 0.5 of a Class B Unit, up to the next whole Class B Unit) and reducing that product by the aggregate number of Earned Class B Units to which the Grantee was entitled prior to the current Valuation Date; and

(iii)         the Committee shall cause the Partnership to credit the Capital Account (as defined in the Partnership Agreement) attributable to all newly Earned Class B Units with an amount equal to the Average Capital Account Balance under the Partnership Agreement on the Valuation Date.

If the aggregate number of Earned Class B Units under this Agreement is less than the number of Award Class B Units under this Agreement after any such determination, then the Committee will repeat the process in this Section 3(c) on each subsequent Valuation Date until all Vested Class B Units have either become Earned Class B Units or have been forfeited pursuant to Section 4 of this Agreement.

(d)         All of the Award Class B Units shall become Vested Class B Units on the Initial Valuation Date, provided that the Continuous Service of the Grantee continues through the Initial Valuation Date.

4.           Termination of Grantee's Employment; Death and Disability; Change of Control.

(a)         If the Grantee ceases to be an officer of the Company, the provisions of Sections 4(b) through Section 4(e) shall govern the treatment of the Grantee's Award Class B Units exclusively.  If a Change of Control occurs, Section 4(c) shall govern the treatment of the Grantee's Award Class B Units exclusively, notwithstanding the other provisions of this Agreement.

(b)         In the event of termination of the Grantee's Continuous Service before the Initial Valuation Date by Grantee's death or Disability (each a "Qualified Termination"), the Grantee will not forfeit the Award Class B Units upon such termination, but the following provisions of this Section 4(b) shall modify the treatment of the Award Class B Units:

(i)           the calculations provided in Section 3(c) shall be performed as of each Valuation Date as if the Qualified Termination had not occurred;

(ii)          the Grantee's Award Class B Units shall be multiplied by the Partial Service Factor (with the resulting number being rounded to the nearest whole Class B Unit or, in the case of 0.5 of a Class B Unit, up to the next whole Class B Unit), and such adjusted number of Award Class B Units shall be deemed the Grantee's Award Class B Units for all purposes under this Agreement, and , as of the Initial Valuation Date, shall become Vested Class B Units and shall no longer be subject to forfeiture pursuant to Section 3(e); and

(iii)         the number of Earned Class B Units calculated pursuant to Section 3(c) shall be determined using the number of Award Class B Units as adjusted pursuant to  Section 4(b)(ii);

(c)         If the calculations provided in Section 3(c) are triggered by a Change of Control prior to the Initial Valuation Date, the Grantee's Award Class B Units shall become Vested Class B Units immediately and automatically as of the date of the Change of Control.

(d)         Notwithstanding the foregoing, in the event any payment to be made hereunder after giving effect to this Section 4 is determined to constitute "nonqualified deferred compensation" subject to Section 409A of the Code, then, to the extent the Grantee is a "specified employee" under Section 409A of the Code subject to the six-month delay thereunder, any such payments to be made during the six-month period commencing on the Grantee's "separation from service" (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.

(e)          Upon termination of Continuous Service before the Initial Valuation Date other than a Qualified Termination or a termination that is related to a Change of Control, all Award Class B Units shall, without payment of any consideration by the Partnership, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award Class B Units; provided, however, that the Committee may determine, in its sole discretion, that all or any portion of the Award Class B Units or the Vested Class B Units otherwise forfeited, shall become Earned Class B Units pursuant to Section 3(c) of this Agreement and shall not be forfeited by Grantee.

(f)          Upon termination of Continuous Service after the Initial Valuation Date, other than in the event of Change of Control, any Vested Class B Units that have not become Earned Class B Units pursuant to Section 3(c) shall, without payment of any consideration by the Partnership, automatically and without notice be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Vested Class B Units.

5.           Conditions for Award Recipients. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he or she shall have accepted this Agreement prior to the close of business on the date described in Section 3(a) by (a)  signing and delivering to the Partnership a copy of this Agreement and (b) unless the Grantee is already a Limited Partner (as defined in the Partnership Agreement), signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached as Exhibit A). Upon acceptance of this Agreement by the Grantee, the Partnership Agreement shall be amended to reflect the issuance to the Grantee of the Class B Units so accepted. Thereupon, the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the number of Class B Units, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. Class B Units constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement and the Partnership Agreement.

6.           Distributions.

(a)           The holders of Award Class B Units and Vested Class B Units shall not be entitled to receive distributions from the Partnership until they become Earned Class B Units.

(b)           All distributions paid with respect to Earned Class B Units shall be fully vested and non-forfeitable when declared.

7.           Restrictions on Transfer.

(a)           Except as otherwise permitted by the Committee in its sole discretion, none of the Award Class B Units, Earned Class B Units, Vested Class B Units or Partnership Units into which Earned Class B Units have been converted shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed or encumbered, whether voluntarily or by operation of law (each such action a "Transfer"); provided that Earned Class B Units and Vested Class B Units may be Transferred to the Grantee's Family Members (as defined below) by gift, bequest or domestic relations order; and provided further that the transferee agrees in writing with the Company and the Partnership to be bound by all the terms and conditions of this Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 7.  Additionally, all such Transfers must be in compliance with all applicable securities laws (including, without limitation, the Securities Act) and the applicable terms and conditions of the Partnership Agreement. In connection with any such Transfer, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act).  Any attempted Transfer not in accordance with the terms and conditions of this Section 7 shall be null and void, and neither the Partnership nor the Company shall reflect on its records any change in record ownership of any Earned Class B Units or Vested Class B Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer.  Except as provided in this Section 7, this Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

(b)         For purposes of this Agreement, "Family Member" of a Grantee, means the Grantee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee's household (other than a tenant of the Grantee), a trust in which one or more of these persons (or the Grantee) own more than 50 percent of the beneficial interests, and a partnership or limited liability company in which one or more of these persons (or the Grantee) own more than 50 percent of the voting interests.

8.           Miscellaneous.

(a)         Amendments. This Agreement may be amended or modified only with the consent of the Company and the Partnership acting through the Committee; provided that any such amendment or modification which materially adversely affects the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him or her. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company and the Partnership to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee's rights hereunder. This grant shall in no way affect the Grantee's participation or benefits under any other plan or benefit program maintained or provided by the Company or the Partnership or any of their subsidiaries or affiliates.

(b)         Committee Determinations.  The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. In the event of a Change of Control, the Committee will make such determinations within a period of time that enables the Company to make any payments due hereunder not later than the date of consummation of the Change of Control.

(c)          Status of Class B Units. The Class B Units are equity interests in the Partnership. The number of shares of Common Stock reserved for issuance underlying outstanding Award Class B Units will be determined by the Committee in light of all applicable circumstances, including calculations made or to be made under Section 3, vesting, capital account allocations and/or balances under the Partnership Agreement, and the exchange ratio in effect between Partnership Units and shares of Common Stock. The Company will have the right at its option, as set forth in the Partnership Agreement, to issue shares of Common Stock in exchange for Partnership Units in accordance with the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such shares of Common Stock, if issued, will be issued under the Plan. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee.

(d)         Legend.  The records of the Partnership evidencing the Class B Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such Class B Units are subject to restrictions as set forth herein and in the Partnership Agreement.

(e)         Compliance With Law.  The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no Award Class B Units will become Earned Class B Units at a time that such vesting would result in a violation of any such law.

(f)         Grantee Representations; Registration.

(i)           The Grantee hereby represents and warrants that (A) he or she understands that he or she is responsible for consulting his or her own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his or her particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) Class B Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he or she deemed necessary before accepting this Award; and (G) the Grantee has had an opportunity to ask questions of representatives of the Partnership and the Company, or persons acting on their behalf, concerning this Award.

(ii)          The Grantee hereby acknowledges that: (A) there is no public market for  Class  B Units or Partnership Units into which Earned Class B Units will be converted and neither the Partnership nor the Company has any obligation or intention to create such a market; (B) sales of Class B Units and Partnership Units are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of Class B Units and Partnership Units set forth in the Partnership Agreement and in this Agreement, the Grantee may have to bear the economic risk of his or her ownership of the Class B Units covered by this Award for an indefinite period of time; (D) shares of Common Stock issued under the Plan in exchange for Partnership Units, if any, are expected to be covered by a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the Plan at the time of such issuance and such registration Statement is then effective under the Securities Act; (E) resales of shares of Common Stock issued under the Plan in exchange for Partnership Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases "blackout periods" forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.

(g)         Section 83(b) Election.  The Grantee hereby agrees to make an election to include the Award Class B Units in gross income in the year in which the Award Class B Units are issued pursuant to Section 83(b) of the Code substantially in the form attached as Exhibit B and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit the Partnership to file such election on the Grantee's behalf) within thirty (30) days after the Effective Date with the IRS Service Center where the Grantee files his or her personal income tax returns, and to file a copy of such election with the Grantee's U.S. federal income tax return for the taxable year in which the Award Class B Units are issued to the Grantee. So long as the Grantee holds any Award Class B Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of Class B Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(h)         Tax Consequences.  The Grantee acknowledges that (i) neither the Company nor the Partnership has made any representations or given any advice with respect to the tax consequences of acquiring, holding, selling or converting Partnership Units or making any tax election (including the election pursuant to Section 83(b) of the Code) with respect to the Class B Units and (ii) the Grantee is relying upon the advice of his or her own tax advisor in determining such tax consequences.

(i)           Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(j)           Governing Law.  This Agreement is made under, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such state.

(k)          No Obligation to Continue Position as an Employee, Consultant or Advisor.  Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Grantee's employment at any time.

(l)           Notices.  Any notice to be given to the Company shall be addressed to the Secretary of the Company at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339 and any notice to be given to the Grantee shall be addressed to the Grantee at the Grantee's address as it appears on the records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(m)         Withholding and Taxes.  No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount; provided, however, that if any Class B Units or Partnership Units are withheld (or returned), the number of Class B Units or Partnership Units so withheld (or returned) shall be limited to the number which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

(n)         Excise Tax Gross-Up Payment.

(i)          In the event it shall be determined that any payment or distribution to Grantee or for Grantee's benefit which is in the nature of compensation and is contingent on a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Code), paid or payable pursuant to this Agreement (a "Payment"), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the "Excise Tax"), then Grantee shall be entitled to receive an additional payment (the "Excise Tax Gross-Up Payment") in an amount such that, after payment by Grantee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Excise Tax Gross-Up Payment, Grantee retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  The Company’s obligation to make Excise Tax Gross-Up Payments under this Section 8(n) shall not be conditioned upon Grantee's Separation from Service. For purposes of determining the amount of any Excise Tax Gross-Up Payment, Grantee shall be considered to pay federal income tax at Grantee's actual marginal rate of federal income taxation in the calendar year in which the Excise Tax Gross-Up Payment is to be made, and state and local income taxes at Grantee's actual marginal rate of taxation in the state and locality of Grantee's residence on the date on which the Excise Tax Gross-Up Payment is calculated, for purposes of this Section 8(n), net of Grantee's actual reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and taking into consideration the phase-out of Grantee's itemized deductions under federal income tax law.

(ii)         All determinations required to be made under this Section 8(n), including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Board as constituted immediately prior to the change in control transaction (the "Accounting Firm"), provided, that the Accounting Firm’s determination shall be made based upon "substantial authority" within the meaning of Section 6662 of the Code. The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to Grantee and the Company within 15 business days following the date of termination if applicable, or such other time as requested by you (provided that Grantee reasonably believes that any of the Payments may be subject to the Excise Tax) or the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 8(n), shall be paid by the Company to you no later than the later of (i) 15 business days following the receipt of the Accounting Firm’s Determination or (ii) 15 business days preceding the date the Excise Tax becomes payable; provided, however, that in no event shall any such Excise Tax Gross-Up Payment or any payment of any income or other taxes to be paid by the Company under this Section 8(n) be made later than the end of Grantee's taxable year next following Grantee's taxable year in which Grantee remits the related taxes. Any costs and expenses incurred by the Company on behalf of Grantee under this Section 8(n) due to any tax contest, audit or litigation will be paid by the Company by the end of Grantee's taxable year following Grantee's taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where as a result of such tax contest, audit or litigation no taxes are remitted, the end of Grantee's taxable year following Grantee's taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the contest or litigation.

(iii)        Grantee shall immediately notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment. Grantee shall not pay such claim prior to the expiration of the 30-day period following the date on which Grantee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Grantee in writing prior to the expiration of such period that the Company desires to contest such claim, Grantee shall give the Company all information reasonably requested by the Company relating to such claim, cooperate with the Company and take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, and permit the Company to participate in and control any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses incurred in connection with such contest, and shall indemnify and hold Grantee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and contest.

(o)         Headings.  The headings of paragraphs of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(p)         Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(q)         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.

(r)          Section 409A.  This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code, to the extent applicable.  Any provision of this Agreement that is inconsistent with applicable provisions of Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee and the Company and the Partnership, to the extent necessary to exempt this Agreement from, or bring it into compliance with, Section 409A of the Code.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the Effective Date.

PREFERRED APARTMENT COMMUNITIES, INC., a Maryland corporation

By:
Name:
Title:

PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

	By:	Preferred Apartment Communities, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

GRANTEE

Name:

EXHIBIT A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of Preferred Apartment Communities Operating Partnership, L.P., hereby accepts all of the terms and conditions of and becomes a party to, the Third Amended and Restated Agreement of Limited Partnership, dated as of November 18, 2011, of Preferred Apartment Communities Operating Partnership, L.P. as amended through this date (the "Partnership Agreement"). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

Signature Line for Limited Partner:

Name:

Date:

Address of Limited Partner:

EXHIBIT B

ELECTION TO INCLUDE IN GROSS INCOME IN YEAR OF TRANSFER OF
PROPERTY PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:

Name:                                                                                                             (the "Taxpayer")

Address:

Social Security No./Taxpayer Identification No.:       -      -

2.	Description of property with respect to which the election is being made: Class B Units ("Class B Units") in Preferred Apartment Communities Operating Partnership, L.P. (the "Partnership").

3.	The date on which the Class B Units were issued is , 2011. The taxable year to which this election relates is calendar year 2011.

4.	Nature of restrictions to which the Class B Units are subject:

(a)	With limited exceptions, until the Class B Units vest, the Taxpayer may not transfer in any manner any portion of the Class B Units without the consent of the Partnership.

(b)	The Taxpayer's Class B Units are subject to forfeiture until they vest in accordance with the provisions in the applicable Award Agreement and Partnership Agreement.

5.
The fair market value at time of issue (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Class B Units with respect to which this election is being made was $         per Class B Unit.

6.	The amount paid by the Taxpayer for the Class B Units was $0.00 per Class B Unit.

7.	A copy of this statement has been furnished to the Partnership and Preferred Apartment Communities, Inc.

Dated:

Name:

SCHEDULE A TO 2011 CLASS B UNIT
AWARD AGREEMENT

Award Date:                                                       , 2011

Name of Grantee:

Number of Award Class B Units to Grantee:

Aggregate Number of Class B Units on Award Date: